Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com
FIRM / AFFILIATE OFFICES
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Shanghai
Milan	Silicon Valley
Moscow	Singapore
Munich	Tokyo
New Jersey	Washington, D.C.

December 6, 2006

Spectrum Pharmaceuticals, Inc.

157 Technology Drive

Irvine, California 92612

Re:	Spectrum Pharmaceuticals, Inc. - Registration Statement No. 333-121612; 120,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 120,000 shares of common stock, $0.001 par value per share (the “Shares”), pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2004 (File No. 333–121612), as amended by Amendment No. 1 to Form S-3 filed on January 21, 2005 (the “Registration Statement”) and a Prospectus dated January 24, 2005 filed with the Commission pursuant to Rule 424(b) under the Act (the “Base Prospectus”), as supplemented by a Prospectus Supplement to be filed on or before December 6, 2006 (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

Spectrum Pharmaceuticals, Inc.

December 6, 2006

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K filed on December 6, 2006 and to the reference to our firm in the Prospectus under the caption “Validity of Securities”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP